Exhibit 5.1
January 23, 2008
Kreido Biofuels, Inc.
1070 Flynn Road
Camarillo, California 93012
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Kreido Biofuels, Inc., a Nevada corporation (the “Company”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 5,475,423 shares of Common Stock of the Company (the “Shares”) pursuant to the Company’s 1997 Stock Compensation Program, the 2006 Equity Incentive Plan, warrants granted to Kreido Laboratories Consultants and restricted stock issued to Kreido Laboratories officers (the “Plans”).
We have examined copies of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), Amended and Restated Bylaws, the Plans, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plans, and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.
Based on the foregoing, it is our opinion that (i) the Shares have been duly authorized, and (ii) upon the issuance and delivery of the Shares in the manners contemplated by the Plans, the Shares will be validly issued, fully paid and non-assessable.
Our opinion set forth above is subject to the following general qualifications and assumptions:
(1)	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2)	We have made no investigation as to, and we express no opinion concerning, any laws other than the General Corporation Law of Nevada.

(3)	We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Nevada or any other jurisdiction.

(4)	We assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s Articles.

(5)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very Truly Yours,
/s/ DLA Piper US, LLP
DLA Piper US, LLP